Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lithia Motors, Inc. and subsidiaries:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-45553, 333-43593, 333-69169, 333-69225, 333-80459, 333-39092, 333-61802, 333-21673, 333-106686, 333-116839, 333-116840 and 333-135350) on Forms S-8 of Lithia Motors, Inc. and subsidiaries of our report dated March 16, 2009, except for note 22 which is dated August, 26 2009, with respect to the consolidated balance sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Form 8-K of Lithia Motors, Inc. dated August, 26 2009.

/s/ KPMG LLP

Portland, Oregon August 26, 2009